Exhibit 10.10

ASSIGNMENT OF CONTRACT AGREEMENT

THIS AGREEMENT is made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005

AMONG:

MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, herein represented by MARIO AYUB TOUCHE in his capacity as Sole Administrator holding general powers of attorney for legal representation and collections, acts of administration and domain, and having an office at Av. Pascual Orozco Number 2117- Altos, La Cima, C. P. 31310, Chihuahua, Chihuahua (RFC MRT940802NN2) (hereinafter referred to as " Assignor")

OF THE FIRST PART

AND:

MINERA RACHASA, S.A. DE C.V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, herein represented by RAFAEL MARIO CHAVEZ SAENZ in his capacity as Legal Representative holding general powers of attorney for legal representation and collections, acts of administration and domain, and having an office atNiños Héroes No. 410 Colonia Centro, Chihuahua, Chihuahua (RFC BMM-900120-8B6) (hereinafter referred to as the “Concessionaire”)

OF THE SECOND PART

AND

SUNBURST  MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, herein represented by   TRACY ALLIN MOORE in his capacity as Sole Administrator holding general powers of attorney for legal representation and collections, acts of administration and domain, and having an office at Av. Del Mar # 1022 – 5 Zona Costera, Mazatlán, Sinaloa, CP 82149, (RFC SMM050708TJ7) (hereinafter referred to as " Assignee")

OF THE THIRD PART

WHEREAS:

A.

The Concessionaire is the sole legal and beneficial recorded owner of the Mining Concession.

B.

The Concessionaire and Assignor have executed the San Francisco Option Agreement whereby the Concessionaire  has granted to the Assignor and the Assignor has acquired from the Concessionaire, the exclusive right and option to purchase the Mining Concession.

C.

The Assignee desires to acquire all of the rights and assume all of the obligations of the Assignor contained in the San Francisco Option Agreement.

D.

The Concessionaire desires to grant consent for the Assignee to acquire all of the Assignor’s rights and obligations agreed upon under the San Francisco Option Agreement, subject to the terms and conditions set out in this Agreement (as defined here-below).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual warranties and representations herein contained, the parties agree as follows:

SECTION 1

INTERPRETATION AND DEFINITIONS

1.1.

The following Schedules shall form part of this Agreement:

Schedule A –

The San Francisco Option Agreement

Schedule B –

Net Smelter Return Royalty

Schedule C –

English Version of this Agreement

1.2.  The following terms shall, when used in this Agreement, have the meaning and interpretation set forth as follows (except as otherwise expressly provided or as the context otherwise requires):

Mining Activities means all exploration rights granted by the Mining Act of Mexico and its Regulations to the title holders of the Mining Concession, including, without limitation, all work or activities conducted for purposes of: (a) identification of mineral deposits and quantification and evaluation of mineral resources to determine the economic feasibility of its recovery, and (b) preparation and development of the area comprising the mineral deposit to recover or extract the mineral products, the Assignment means the assignment to the Assignee of all rights granted to, and the obligations assumed by, the Assignor  under the San Francisco Option Agreement as set forth in Section 4,

Mining Concession means the mining exploitation concession no. 191486, mining lot “San Francisco” located in the Municipality of Guazaparez, Chihuahua, and any concessions or other interests into which such concession may have been converted, this Agreement means this agreement, as from time to time supplemented or amended by the parties,

San Francisco Option Agreement means the Exploration and Option to Purchased Agreement notarially ratified in the City of Chihuahua, Chihuahua on June 25, 2004 between the Assignor (acting as the Exploration Company) and MINERA RACHASA, SA de CV (acting as the Concessionaire), in the presence of MARCELA REYNA MOLINAR, notary public no. 7 in and for the Judicial District Morelos State of Chihuahua, whereby the Concessionaire granted to the Assignor the exploration and exclusive right and option to purchase an undivided 100% interest in and to the Mining Concession for a term of sixty months from the date of signing thereof; a copy of the San Francisco Option Agreement is attached as Schedule A hereto and made part hereof,

NSR Royalty means the 0.5% net smelter return royalty to be paid to the Assignor from sale of minerals extracted from the Mining Concession pursuant to Clause 6 and Schedule B of this Agreement ,

Royalty of the Concessionaire means the 2% net smelter return royalty to be paid to the Concessionaire from sale of minerals extracted from the Mining Concession pursuant to Clause 4 of the San Francisco Option Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR AND THE CONCESSIONAIRE

2.1

The Assignor and the Concessionaire individually and collectively represent and warrant to the Assignee that

(a)

the Concessionaire is the sole legal and beneficial recorded owner of the Mining Concession and will remain so entitled in accordance with this Agreement so as to allow the Assignee to exercise the Option in accordance with the San Francisco Option Agreement,

(b)

the Mining Concession is, as of the date hereof and will remain during the term of this Agreement, (a) free and clear of all liens, charges (with the exception of the Royalty of the Concessionaire), encumbrance and adverse claims of others or challenge against or to their ownership or title, (b) in full compliance with all obligations imposed under the Act and (c) free and clear of any agreement or option, or any right or privilege capable of becoming an agreement or option for the purchase or acquisition of any of the rights attached thereto,

(c)

the Concessionaire possesses the legal capacity required under Mexican law to consent to the Assignment and to grant the Option to the Assignee,

(d)

the Mining Concession has been duly and validly located and is accurately described in the definition of “Mining Concession”,

(e)

the San Francisco Option Agreement is, as of the date hereof:

(i)

in full force and effect, binding upon the parties thereto and enforceable upon its terms,

(ii)

in good standing in respect to the payment of the obligations therein set out,

(iii)

free and clear of any claim, challenge, suit or procedure instituted against or in respect of any of the rights and obligations therein contained, nor to their knowledge there is any basis therefore.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

3.1

The Assignee represents and warrants that

(a)

it possesses the legal capacity under Mexican law to acquire, hold and deal as a proprietor (i) Mining Concession located within the territory of Mexico in accordance with article 11 of the Mining Act, and (ii) real estate property located outside of the constitutionally-restricted area within Mexico in accordance with article 10-A of the Foreign Investment Act and article 8 of its Regulations,

(b)

it is, with respect to all required filings with the Registrar of Companies of its incorporating jurisdiction, the Mines Recorders’ Office and the Foreign Investment Registry, in good standing,

(c)

it has obtained all necessary approvals, consents, licenses and registrations to enter into and perform its obligations hereunder, and in particular, to acquire the Assignment and the Option.

SECTION 4

GRANTING OF ASSIGNMENT

4.1.

The Assignor hereby assigns and transfers to the Assignee all of its rights and obligations contained in the San Francisco Option Agreement (attached as Schedule A hereto), as they exist as of the date of signing of this Agreement.

4.2.

The Assignee hereby accepts and acquires the Assignment and hereinafter assumes all rights and obligations of the Assignor under the San Francisco Option Agreement, as they exist as of the date of signing of this Agreement.

4.3.

The Concessionaire hereby irrevocably consents to the Assignment and acknowledges that the Assignee has hereinafter assumed all rights and obligations of the Assignor under the San Francisco Option Agreement, as they exist as of the date of signing of this Agreement, as if such Agreement had been originally executed by the Assignee.

SECTION 5

RIGHTS AND OBLIGATIONS OF THE ASSIGNEE

5.1. Without limiting the scope, interpretation or generality of the provisions of the San Francisco Option Agreement, the rights herein acquired by the Assignee under such Agreement, include, among others

a)

the exclusive right and option, but not the obligation, to purchase, during the term of sixty months from the date of signing of the San Francisco Option Agreement, an undivided 100% title to the Mining Concession on payment of $ 250,000US,

b)

the exclusive right to carry out the Mining Activities on any portion of the Mining Concession during the term of sixty months from the date of signing of the San Francisco Option Agreement.

5.2. Without limiting the scope, interpretation or generality of the provisions of the San Francisco Option Agreement, the obligations herein assumed by the Assignee under such Agreement, include, among others

a)

the obligation to carry out the Mining Activities in compliance with legislation applicable to mining and protection of the environment,

b)

the obligation to pay the Royalty of the Concessionaire as set out in Clause 4 of the San Francisco Option Agreement,

c)

the obligation to make payment of mining duties owing on the Mining Concession from the date of signing of the San Francisco Option Agreement,

d)

the obligation to pay to the Concessionaire the amounts set out in Clause 4 of the San Francisco Option Agreement.

SECTION 6

ASSIGNOR’S ROYALTY

6.1.

The Assignor hereby reserves, and the Concessionaire and the Assignee acknowledge and agree, the right to a 0.5% net smelter return royalty from the sale of minerals extracted from the Mining Concession during the term this Agreement is in full force and effect. The royalty herein set out shall be paid to the Assignor in accordance with the terms and conditions set out in Schedule B (“Net Smelter Return Royalty”) of this Agreement.

SECTION 7

GENERAL PROVISIONS

7.1.

Early Termination.  The Assignee, but not the Assignor or the Concessionaire, may at any time prior to the exercise of the Option terminate this Agreement on 30 days' written notice to the Assignor and the Concessionaire and, in the event of such termination, this Agreement, except for the obligations of the Assignee incurred prior to the effective date of termination, will be of no further force and effect.

7.2.

Reinstatement of the San Francisco Option Agreement. In the event of Early Termination by the Assignee as described in Clause 7.1. the San Francisco Option Agreement will be reinstated as if this Agreement had not been executed (except for the payments made by the Assignee under this Agreement which shall be deemed as having been made by the Assignor) and the Assignor shall again be the exclusive holder of the rights and the sole obligor to the obligations contained in the San Francisco Option Agreement, as they legally exist on the effective date of the Early Termination.

7.3.

Notices. Any notice or notification given or required to be given between the parties as a result of the application of this Agreement shall be given in writing and shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, as follows:

If to the Assignee:

If to the Assignor:

SUNBURST MINING DE MEXIC, SA DE CV

MINERA RIO TINTO, S.A. DE C.V.

Atención: Al Administrador Único

Atención: Mario Ayub Touche

Sunburst Mining de México, SA de CV

Minera Rio Tinto, SA de CV

Av. Del Mar No. 1022-5 Zona Costera

Av. Pascual Orozco No.2117

Mazatlán, Sinaloa, México. C. P.82149

La Cima, Chihuahua, Chihuahua, México.

Tel. (6699) 90 05 48

Fax.(6699) 86 98 59

Tel. (614) 414-7191

If to the Concessionaire:

MINERA RACHASA, SA de CV

Atención: RAFAEL MARIO CHAVEZ SAENZ

Niños Héroes No.410 Colonia Centro

Chihuahua, Chihuahua, México,

The parties may, at any time, change their domiciles by ten days written notice to the other party.

All Notices shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier.  All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt.  A Party may change its address by Notice to the other Party.

7.4.

Governing Law.  This Agreement shall be construed and regulated by the provisions of the Mining Act of Mexico and its Regulations, the Code of Commerce, the Federal Civil Code and the Civil Code of the State of Chihuahua, Mexico. The parties hereto attorn to the jurisdiction of the state and federal tribunals of the City of Chihuahua, State of Chihuahua, which shall have the authority to resolve any dispute, suit or claim arising under, or the interpretation or construction of, this Agreement. The parties hereby relinquish their respective right to the jurisdiction of any other tribunal or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles or by provision of any law currently or in the future in force.

7.5.

Further Assurances.  The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instalments of further assurance which may be reasonably necessary or required by law to grant to the Assignee the exclusive right and option to purchase the Mining Concession and/or to record this Agreement at the Mines Registry office of the Federal Bureau of Mines.

7.6.

Languages.  This Agreement is approved by the parties in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as schedule C hereto and made part hereof for all corresponding legal effects.

IN WITNESS WHEREOF the parties have executed this agreement on the date first above written.

THE “ASSIGNOR”

MINERA RIO TINTO, S.A. DE C. V.

__________________________

MARIO AYUB TOUCHE

ITS SOLE ADMINISTRATOR

THE “ASSIGNEE”

SUNBURST MINING DE MÉXICO, S. A. DE C. V.

____________________________

TRACY ALLIN MOORE

ITS SOLE ADMINISTRATOR

THE “CONCESSIONAIRE”

MINERA RACHASA, SA DE CV

__________________________

RAFAEL MARIO CHAVEZ SAENZ

LEGAL REPRESENTATIVE

SCHEDULE A

THE SAN FRANCISCO OPTION AGREEMENT

SCHEDULE C

NET SMELTER RETURN ROYALTY

ARTICLE I

DEFINITIONS

Any capitalized terms used but not otherwise defined in this Schedule shall bear the meaning ascribed to such capitalized terms in the Agreement. As used herein, the following terms shall have the meanings assigned to them as follows (in the event any term or definition of this Schedule shall conflict with any term or definition in the Agreement, the term or definition in this Schedule shall control and govern):

1.1

“Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, a Party.

1.2

“Agreement” means this Assignment of Rights Agreement signed with respect to the Mining Concession by the Grantor and the Royalty Holder to which this Schedule is attached and made part.

1.3

“Allowed Deductions ” means the following charges to be deducted from Revenue:

(a)

melting, refining, sampling and treatment charges castigos charges, and including, without restricting the generality of the foregoing, losses of metals and charges for impurities and sale and handling charges during smelting and refining (including price participation charges for refining and/or refineries);

(b)

handling, transportation and insurance charges for the transportation of the Products from the mining lots comprised in the Mining Concessions to the smelter, refinery or any other place designated for treatment, and, in the event of gold, silver or precious metals concentrates, insurance charges;

(c)

ad valorem and production sale-based taxes, but not income taxes;

(d)

marketing charges, including commissions of the sale of Mineral Products; and,

(e)

any other charge as agreed upon by the parties from time to time.

1.4

 “Area of Interest” means that area that falls within the outer perimeter of the Property.

1.5

“Company” means Sunburst Mining de Mexico, S.A. de C.V., a company incorporated pursuant to the laws of the United Mexican States, which is the Grantor under this Agreement, and its successors and assigns.

1.6

“Commercial Production” means the time at which the Grantor or its authorized operator engages in sustained large-scale recovery operations which yield a quantity of Products sufficient to indicate clearly that the principal purpose is large-scale production rather than production intended for information gathering, analysis or the testing of equipment or plant.

1.7

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (a) the legal or beneficial ownership of voting securities or membership interests; (b) the right to appoint managers, directors or corporate management; (c) contract; (d) operating agreement; (e) voting trust; or otherwise; and, when used with respect to an individual, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

1.8

“Deemed Revenue” means the following:

1.8.1

Where the Grantor or its Affiliates produce as a final Product or have produced as a final Product through a tolling or smelting or refining contract or any other transaction that results in the return to, or credit to the account of, Grantor or its Affiliates, of refined copper meeting either the good delivery requirements of the London Metal Exchange (“LME”) for Grade "A" Copper Cathode or for High Grade Copper meeting the COMEX division of the New York Mercantile Exchange ("COMEX") requirements for delivery, and/or fine gold bullion of .995 or better (“Gold Bullion”) and/or silver bullion of .9995 or better (“Silver Bullion”), in each case from ores or other material mined and removed from the Property, then notwithstanding anything in this Schedule to the contrary, the term “Deemed Revenue” for such metal shall be deemed to mean the net number of pounds avoirdupois of copper or troy ounces of Gold Bullion and Silver Bullion, as the case may be, returned to, or credited to the account of, Grantor or its Affiliates in a calendar quarter, multiplied by: (i) for copper, the average of the LME Settlement Price for Grade “A” Copper Cathode in the case of LME Grade “A” Copper Cathode or of the COMEX most nearby spot price in the case of COMEX High Grade Copper, in each case for the calendar quarter in which such copper is returned or credited; (ii) for Gold Bullion, the average London Bullion Market Association P.M. Gold Fixing for the calendar quarter in which such bullion is returned or credited; or (iii) for Silver

Bullion, the average London Bullion Market Association Silver Fixing for the calendar quarter in which such bullion is returned or credited.

1.8.2

The average price for the calendar quarter shall be determined by dividing the sum of all daily prices posted during the relevant calendar quarter by the number of days that prices were posted.  The posted price shall be obtained, in the case of LME Grade “A” copper cathode or COMEX Grade Copper, from Platt’s Metals Price Alert, Metals Week Monthly Averages for the applicable period or Metals Bulletin, but corrected to the official quotations of COMEX or the London Metal Exchange in the event of printing errors, and for other prices, The Wall Street Journal, Reuters, or other reliable source selected by the Grantor.  If the LME Settlement Price for Grade “A” Copper Cathode, or the COMEX most nearby spot price for High Grade Copper, the London Bullion Brokers P.M. Gold Fixing or the London Bullion Brokers Silver Fixing, as the case may be, ceases to be published, the Parties shall agree upon a similar alternative method for determining the average daily spot market price for refined copper, Gold Bullion or Silver Bullion, as the case may be, or upon failure to so agree, the average of the daily LME settlement prices during such period, as reasonably determined by the Grantor, shall be used.

1.8.3

In the case where an intermediate Product not described above as a final Product is distributed to an Affiliate of the Grantor and such intermediate Product is converted by such Affiliate or a third Person on behalf of such Affiliate to a Product meeting the standards set forth in this definition, then for purposes of calculating Deemed Revenue such Product shall be deemed produced, and the Deemed Revenue received, by the Grantor.

1.9

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, from time to time, applied on a consistent basis.

1.10

 “Grantor” shall mean the Company and its successors and assigns

1.11

“Mine” shall mean any excavation in the earth or in any tailings, whether being worked or not, made for the purpose of winning or exploiting Products, and shall include:

a)

any shaft, surface mine, tunnel or opening, underground or otherwise, from or through which Products have been or may be removed or extracted by any method whatsoever, in quantities larger than those required for purposes of Evaluation;

b)

the mining area and all buildings, structures, mine dumps, machinery, equipment, tools, access roads, airstrips, power lines, power generation facilities, evaporation and drying facilities, pipelines, railroads and other facilities for mining, transporting, storing and disposing of Products, waste and other materials; and

c)

any other facilities and objects required or intended to be used for the purposes of or in connection with such winning or exploitation.

1.12

“Net Revenue” shall be the Revenue less the Allowed Deductions  pertaining to such Revenue, in each case for the applicable calendar quarter.

1.13

Net Smelter Return Royalty” means the royalty granted by this Schedule B.

1.14

 “Person” shall mean an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, firm, estate, governmental authority or any agency or political subdivision thereof, or other entity.

1.15

“Physical Product Revenue” shall mean revenues received for Products other than those described in the definition of “Deemed Revenue”.  The amount of such revenues shall be determined as follows:

1.15.1

If Products mined and removed from the Property are sold to a smelter, refiner or other purchaser (other than the Grantor or Affiliates of the Grantor) in the form of a crude or intermediate Product not meeting the requirements in subsection 1.6.1 of the definition of "Deemed Revenue" for metals as provided above (such as the sale of copper concentrates) or are distributed to an Affiliate but are not converted by such Affiliate into a final Product meeting the requirements in the definition of “Deemed Revenue” for metals as provided above, then the amount of Physical Product Revenue with respect to such crude or intermediate Product shall equal the amount of net revenues actually received by the Grantor from the physical sale of the payable metals in such Products to the smelter, refiner or other purchaser of Products, including any bonuses, premiums, and subsidies, and after deducting all Allowed Deductions , whether deducted by the purchaser or paid or incurred by the Grantor.  In the case where such products are distributed in kind to an Affiliate of the Grantor and then are sold without further processing by or for such Affiliate, such sale shall be deemed to be a sale by the Grantor for the purposes of making the calculations in this subsection 1.19.1 and the Revenue shall be deemed to have been received by the Grantor.

1.15.2

If Products mined and removed from the Property and distributed to an Affiliate in any transaction that is not covered by either subsection 1.19.1 above or the definition of Deemed Revenue, then in such event the Revenue attributed to such Products shall be the fair market value price that would otherwise be received from a third Party in an arm's length transaction for the sale of such Product, net of any Allowed Deductions  incurred.

1.16

“Products” shall mean all ores, concentrates, precipitates, cathodes, leach solutions, doré, or any other primary, intermediate or final metallic products extracted, mined and removed from the Mining Concessions for commercial sale.

Products shall not include any material mined and removed from the Mining Concessions for use by Grantor for roads, foundations, concrete or other construction or industrial uses relating to the Property or material that is processed that did not originate from the Property.

1.17

“Property” for purposes of this schedule means the Mining Concession, subject to any modification, change or improvement thereon made from time to time by the Grantor.

1.18

“Revenue” means the sum of Physical Product Revenue and Deemed Revenue for the applicable calendar quarter.

1.19

 “Royalty Account” means the accounting account established by the Grantor or on its behalf for the recordation of:

a)

all Allowed Deductions, as debit, calculated at the cash value at the time each cost is incurred, and

b)

all Revenue, as credit,

for purposes of the computation of the Net Smelter Return Royalty payable in each case for the applicable calendar quarter.

1.20

Royalty Holder” shall mean Minera Rio Tinto, S.A. de C.V.,

1.21

“Royalty Percentage” shall mean half of a percentage point (0.5%).

1.22

“Trading Activities” shall mean any and all price hedging and price protection activities undertaken by Grantor or its Affiliates with respect to any Products, raw materials, interest rates or currency exchanges including without limitation, any forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges.  Such Trading Activities, and the profits and losses generated thereby, shall be taken into account in the calculation of royalties due to Royalty Holder, in connection with the determination of price, the date of sale, or the date any royalty payment is due.

1.23

“Transfer” shall mean any sale, grant, assignment, conveyance, encumbrance, pledge, hypothecation, abandonment or other transfer.

2

COMPUTATION AND PAYMENT OF NET SMELTER RETURN ROYALTY

2.1

Computation.  To compute the Net Smelter Return Royalty, the Grantor shall multiply the Net Revenue (shown as positive balance on the Royalty Account) by the Royalty Percentage in each case for the immediately preceding calendar quarter.

2.2

No Net Smelter Return Royalty shall be paid hereunder until the cumulative total of Revenue (shown as credits on the Royalty Account) exceeds the cumulative total of Allowed Deductions (shown as debits on the Royalty Account) calculated from the effective date of signing of this Agreement.

2.3

Payments.

2.3.1.

Grantor’s obligation to pay the Net Smelter Return Royalty shall commence from the date following the delivery by the Grantor to the Royalty Holder of a notice indicating commencement of Commercial Production.

2.3.2.

Upon Grantor’s determination that Net Smelter Return Royalty payments are due and owing under this Schedule, the Grantor shall pay to the Royalty Holder a payment equal to the Net Smelter Return Royalty computed under Section 2.1 within 45 days after the end of the calendar quarter for which such computation is made, and shall deliver with such payment a copy of the calculations used in connection with such payment.  Any overpayments or underpayments shall be corrected in the next calendar quarter following determination of such adjustment.

3

ACCOUNTING MATTERS

3.1

Accounting Principles.  Subject to the provisions of applicable Mexican tax laws, all Revenue and Allowed Deductions shall be recorded on the Royalty Account and determined in accordance with GAAP as applied by the Grantor. Revenue and Allowed Deductions shall be determined by the accrual method.

4

AUDITS

4.1

Audit.  The Royalty Holder, upon written notice, shall have the right to have an independent firm of certified public accountants audit the records that relate to the calculation of the Net Smelter Return Royalty within two (2) months after receipt of a payment under Section 2.3.2. hereof.  Any calculation not so audited shall be deemed final and shall not thereafter be subject to audit or challenge.

4.2

Disputes.  The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar quarter, unless it provides notice in writing of such objection within 2 months after receipt of final payment for the calendar quarter.

5

GENERAL

5.1

Records.  Grantor shall keep accurate records of tonnage, volume of Products, analyses of Products, weight, moisture, assays of payable metal content and other records, as appropriate, related to the computation of Net Smelter Return Royalty hereunder.

5.2

Operations.  The Grantor and its Affiliates shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining and processing of Products mined or derived from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions related to sales of such Products, and (iii) make all decisions concerning temporary or long-term cessation of operations.

5.3

Interest.  Nothing contained in the Agreement to which this Schedule is attached and made part hereof, shall be construed as conferring upon the Royalty Holder any right to or beneficial interest in the Property. The right to receive the Net Smelter Return Royalty from the Grantor as and when due shall be and shall be deemed to be a contractual right only. Furthermore, the right to receive such Net Smelter Return Royalty as and when due shall not be deemed to constitute the Grantor the partner, agent or legal representative of the Royalty Holder or to create any fiduciary relationship between them for any purpose whatsoever.

5.4

Right to Inspect.  The Royalty Holder or its authorized representative on not less than 30 days’ notice to the Grantor, may enter upon all surface and subsurface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the computation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorized representative shall enter the Property at the Royalty Holder’s own risk and may not unreasonably hinder operations on or pertaining to the Property.  The Royalty Holder shall indemnify and hold harmless the Grantor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives caused by the Royalty Holder’s exercise of its rights herein.

5.5

Notices.

All notices, payments and other required communications (herein “Notices”) permitted or required hereunder shall be in writing, and shall be addressed to the respective domiciles of the Grantor and the Royalty Holder in the form and as set out in the Agreement to which this Schedule is attached.

5.6

Confidentiality.

5.6.1

Except as provided in Section 5.6.2, all information and data provided to the Royalty Holder under the terms of this Schedule shall not be disclosed by the Royalty Holder to any third Party or the public without the prior written consent of the Grantor, which consent shall not be unreasonably withheld.

5.6.2

The consent required by Section 5.6.1 shall not apply to a disclosure:

5.6.2.1

To an Affiliate or representative that has a bona fide need to be informed (but subject to the obligations of confidentiality herein);

5.6.2.2

To a governmental agency or to the public which the disclosing Affiliate believes in good faith is required by applicable Law or the rules of any stock exchange;

5.6.2.3

Made in connection with litigation or arbitration involving a Party where such disclosure is required by the applicable tribunal or is, on the advice of counsel for such Party, necessary for the prosecution of the case, but subject to prior notification to the other Party to enable such Party to seek appropriate protective orders.

5.6.3

Prior to any disclosure described in Subsections 5.6.2 (a), (b) or (c) above, such third Party shall first agree to protect the confidential information from further disclosure to the same extent as the Parties are obligated under this Section 5.6.

Notwithstanding anything contained in this Agreement to the contrary, a Party shall not disclose pursuant to this Agreement any geological, engineering or other data to any third Party without disclosing the existence and nature of any disclaimers which accompany such data and the requirements of applicable law or regulation or rules of the applicable stock exchange for public reporting, as the case may be.

5.7

Commingling.  The Grantor shall have the right to commingle ore, concentrates, minerals and other material mined and removed from the Mining Concessions from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and Property; provided, however, that the Grantor shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Grantor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Grantor to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

5.8

Change in Ownership of Right to Net Smelter Return Royalty.  No change or division in the ownership of the Net Smelter Return Royalty, however accomplished, shall enlarge the obligations or diminish the rights of Grantor.  Royalty Holder covenants that any change in ownership of the Net Smelter Return Royalty shall be accomplished in such a manner that Grantor shall be required to make payments and give notice to no more than one Person, and upon breach of this covenant, Grantor and its Affiliates may retain all payments otherwise due in escrow until the breach has been cured.  No change or division in the ownership of the Net Smelter Return Royalty shall be binding on Grantor until a certified copy of the recorded instrument evidencing the change or division in ownership has been received by Grantor.

5.9

Assignment by Grantor.  Grantor shall be entitled to Transfer all or any portion of its interest in the Property.  If the Grantor Transfers all or any portion of its interest in the Property, upon obtaining from the transferee a written assumption of the obligations of the Grantor pursuant to this Schedule with respect to the interest so Transferred, the Grantor shall thereupon be relieved of all liability for payment of royalties under this Schedule for any royalties that may thereafter arise with respect to such transferred interest.